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                                  SCIOS INC.
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                                                    Filed by Johnson & Johnson
                                                       Pursuant to Rule 14a-12
                                        of the Securities Exchange Act of 1934

                                                   Subject Company: Scios Inc.
                                                  Commission File No.: 0-11749

     The following is a transcript of a conference call by Scios Inc. and Johnson & Johnson which took place on February 10, 2003:


                               FEBRUARY 10, 2003
                                 8:00 A.M. CST



Coordinator    Good morning, and thank you for standing by. All participants will be able to listen only until the question and answer portion of the call. This conference is being recorded at the request of Johnson & Johnson. If anyone has any objections, you may disconnect at this time. I would like to introduce today's host, Miss Helen Short. Ma'am, you may begin.

H. Short Good morning. I'm Helen Short, Vice President of Investor Relations for Johnson & Johnson. It's a pleasure to be here this morning to review with you the definitive agreement announced earlier today whereby Johnson & Johnson will acquire Scios Inc.

               With me on the call this morning from Scios are Richard Brewer, President and Chief Executive Officer; and George Schreiner, Vice President and Chief Scientific Officer. From Johnson & Johnson we have Chris Poon, Worldwide Chairman of Pharmaceuticals; Phil Segui, Company Group Chairman, North America; Larry Decklebalm, Vice President General Medicine, Clinical Research and Development at Centocor; and of course, Bob Daretta, Executive Vice President and Chief Financial Officer of Johnson & Johnson.

               Let me first outline the agenda for this morning's call. I'll begin with an overview of the structure of the transaction and its financial implications for Johnson & Johnson. Next, Dick Brewer will give you his thoughts on this exciting opportunity. Lastly, Christine will share with you her views on Scios and the strategic importance to Johnson & Johnson. After formal remarks are concluded we'll open the call to your questions. We expect the call, including Q&A, to last about forty-five minutes.

               Before we go further, our law department asks that I remind you that some of the statements made during this call may be considered forward-looking statements. The 2001 10-K identifies certain factors that could cause the company's actual results to differ materially from those projected in any forward-looking statements made during this call. The 10-K and subsequent filings are available through the company or online.

               That said, the agreement announced earlier today is a cash for stock exchange with the transaction valued at approximately $2.4 billion, based on Scios' 59.8 million fully diluted shares outstanding net of cash. Shareholders of Scios will receive $45 per share of Scios common stock. The board of directors of Johnson & Johnson and Scios have given their approval for this transaction, which is subject to clearance under the Hart Scott Rodino Antitrust Improvement Act. The agreement will require the approval of Scios' shareholders and is subject to customary closing conditions. The transaction is expected to close in the second quarter of 2003.

               Excluding one-time charges associated with this transaction, the acquisition is expected to have a dilutive impact of approximately $0.05 per share in both 2003 and 2004. In addition to the one-time cost estimated at $700 million for in-process research and development would further reduce GAAP reported EPS by an additional $0.23.

               In January Bob Daretta provided guidance that we were comfortable with the 2003 first call consensus estimate of $2.62. At that time we cautioned you not to raise estimates as we might have investment opportunities arising during the year. We expect to neutralize the impact of the acquisition and recommend that no adjustments be made to your current

               EPS estimates for 2003. We believe that these are good estimates, but I remind you that they are preliminary and it's early in the year.

               It's now my pleasure to introduce Dick Brewer who will share with you his perspective on this important strategic event. Dick?

D.Brewer Thank you, Helen. This is a terrific opportunity for Scios. Johnson & Johnson recognizes our potential. Together we believe that by investing the needed additional financial and management resources, Scios and our lead product, Natrecor, will grow more rapidly, outstripping current expectations. By joining with Johnson & Johnson we will take a major step forward towards fulfilling our mission of becoming a leader in the development and commercialization of innovative products for cardiovascular and inflammatory diseases.

               We have accomplished much since our founding in 1981 and restructuring in 1999 by applying both traditional and cutting-edge technologies to drug discovery and development. We have made some outstanding progress. In September 2001 we launched Natrecor, the first new treatment for acute congestive heart failure to be introduced in a decade in the United States. We are hoping to repeat this success with a pipeline that includes a program focused on p38 kinase inhibitors for the treatment of inflammatory diseases. This program has been successful to date.

               While we have been pleased with our successes, we believe there is still much more that can be done to fully leverage our achievements. Johnson & Johnson clearly recognizes this and shares with us a vision that by making the right additional investments, Scios can reach its full potential. Johnson & Johnson acknowledges that it is our people that have made Scios a success, and so consistent with Johnson & Johnson's decentralized operating company model, Scios will retain its name, its identity, and its management while J&J provides the additional resources needed to achieve our goals.

               For example, with the aid of Johnson & Johnson's sales and marketing expertise and resources, we believe we'll be able to accelerate Natrecor's growth above and beyond current expectations for the product. We can also take advantage of the myriad resources of research and development capabilities within Johnson & Johnson, including the drug delivery technology of Alza to examine ways to improve Natrecor's compliance and efficacy. We will also be able to leverage Johnson & Johnson's resources to focus on our new drug development project, including our advanced p38 program.

               Not only do our project and research efforts complement each other, but our corporate values are closely aligned, and this is important. In short, this transaction makes sense financially, strategically and culturally, and I'm absolutely delighted about the prospect of joining with Johnson & Johnson. This union will open an enormous window of opportunity for us to fully realize the potential of our products and to achieve our mission of focusing our science to advance medicine. I'll now turn over the microphone to Chris Poon, who will tell you more about the transaction from Johnson & Johnson's perspective. Chris?

C. Poon Thanks, Dick. Good morning, everyone. Dick and George, finally and formally we really look forward to welcoming you and your 500-plus employees to the J&J family of companies.

D. Brewer      Thank you.

C. Poon As many of you know, this transaction is a merger of strength and it's all about accelerating growth in our pharmaceutical businesses and achieving higher levels of sustainable growth over the long term. As many of you know, we look for a number of attributes in all of our transactions. We look for products that bring a technological or clinical advantage to the marketplace to address unmet medical needs. We look for a strong and seasoned management team with an employee base that brings value to the J&J organization, with a strong track record of developing innovative products or succeeding in competitive environments.

               We look for companies that share our values, as embodied in our credo, our value system that puts customers and patients first. Finally, we look for an opportunity for growth in both the near and long term. Let me say that Scios provides all these attributes and more.

               I'd like to emphasis the three reasons why this transaction makes so much sense to us. First, Natrecor is a product that provides a technological and clinical advantage in the marketplace. Congestive heart failure is a significant unmet medical need. Approximately five million individuals in the U.S. have heart failure, and this market is estimated to grow by about 3% per year. This condition, in which the heart is unable to pump blood at an adequate rate to meet the body's needs, results in a million hospital admissions annually. Another three million patients are admitted annually with heart failure as a secondary diagnosis. Some 20% of hospitalized patients are readmitted in one month; 50% within six months.

               It's clear that heart failure represents a very high cost to the health care system. Natrecor is a novel, biological product well differentiated from existing treatments. It has an excellent efficacy profile, improving the symptoms of heart failure with a rapid onset of action. Clinical experience to date suggests that Natrecor can be safely administered with or without invasive monitoring. Adverse events are infrequent and easily managed. In total, this profile provides physicians with a potentially more cost-effective way to manage this disease.

               With limited resources, Scios has already successfully launched Natrecor. But Scios and J&J both feel that there is room for more growth. We both believe that through the resources J&J can provide we can accelerate the growth of this product and achieve peak sales above and beyond current expectations.

               As an example, Scios focuses primarily on clinical cardiologists in a limited number of institutions. We anticipate that the resources of our partnership can substantially improve the reach to a broader range of institutions and specialists while increasing frequency in the clinical cardiology community. Further, we plan to explore new uses and formulations for Natrecor. Through the use of Alza's drug delivery technology we could look at ways to improve Natrecor's compliance and efficacy. We could also provide the resources to expand the use of the product in other patient populations.

               In another area we may also explore a possible link between Natrecor and a proprietary experimental diagnostics tool that is owned by Scios which could be used for diagnosing heart failure. This is something we're still exploring. But clearly the possible synergies between this tool and the J&J diagnostics business is attractive.

               Now, the second reason for our excitement about this transaction is that Scios will bring several exciting new oral compounds for the treatment of inflammatory diseases to our development pipeline. This includes Scios' p38 kinase inhibitor program. As many of you know, this has been a promising but elusive pathway, and Scios has done some very impressive work in this field. We will work closely with the Scios team to identify the means to fully exploit and accelerate this program.

               The third and final reason for our enthusiasm over this transaction today is really embodied in Dick and his strong and seasoned management team, which shares our core value system. With the launch of Natrecor and with the progress to date of their p38 kinase inhibitor program Scios has clearly demonstrated that it can successfully discover, develop, and commercialize innovative new products. Before we open to your questions let me again say how pleased I am to announce this today.

               Scios represents a great addition to J&J. They have a strong and seasoned management team and employees who have a great track record. Their marketed product, Natrecor, is differentiated from current treatments for heart failure and their products and development are promising. Furthermore, like the acquisition of Centocor this merger strengthens our position as a preeminent player in the biopharmaceutical industry. This is an area where we see the most promise for innovative products to provide significant advances in the treatment of unmet medical needs.

               As Dick mentioned, consistent with our commitment to a decentralized operating company model, Scios will retain its name, its identity and its management. Our job will be to identify the growth opportunities, and then partner our people and our resources at J&J to enable Scios to reach its full potential. So thank you very much. We hope that you share our enthusiasm for both the short and the long-term prospects of this transaction. We'll now open the call to your questions. I'm going to turn it back to Helen.

Coordinator    Thank you. Dan LeMetre of Merrill Lynch, you may ask your
               question.

D. LeMetre     Good morning, everybody. Just a couple of quick things. I guess
               Dick, if you wouldn't mind, just help me out a little bit. I know you talk about the fact that with the J&J marketing power behind you that you're comfortable that you could expand what this product could do over current expectations. Could you just give us a sense for what current expectations are?

D. Brewer      Yes. We haven't provided guidance for 2003 yet. We'll be doing that in three days.

D. LeMetre     I guess just in terms of maybe what consensus numbers out there are looking for for the product to do in terms of revenue.

D. Brewer      For 2003?

D. LeMetre     Yes.

D. Ritgar      Dan, it's Dave Ritgar. Our forecast that we gave for 2003 is
               $160 million to $170 million. We have a conference call at 7:00 a.m. on February 13, 2003 and we'll be talking about that further once we announce our results for the quarter.

D. LeMetre     Great. I guess I'd like just a little bit of help on the
               financials side. We're having a little bit of trouble getting to the $0.05 dilution. I'm just wondering, can you walk us through what your assumptions were in terms of the interest rate we ought to assign to this, what amortization cost tied to patents and the like that would be hitting the P&L? We're having a hard time getting the $0.05.

B. Daretta     Are you higher or lower, Dan?

D. LeMetre     We couldn't get as much as $0.05. Some of it might have to do with the revenue numbers. Go ahead.

B. Daretta     This is Bob Daretta. In rough terms, and why don't I talk about it in terms of 2004 just for a minute because you have a full year in 2004. The amortization probably is $0.03 out of the nickel. Then you have a couple of items that are somewhat unusual compared to typical transactions.

               One that you may not have taken into account is the way that we're going to have to account for deferred compensation expense. There are unvested options that the change of control does not automatically vest that we will convert into J&J options. Those are in the money options. Therefore, the in the money value of those options must be expensed, and it's done over either a three- or four-year period, Dan. That adds another $20 million to $25 million I think on an after-tax basis.

D. LeMetre     After tax?

B. Daretta     Yes, so that's your other penny that you may not have initially taken into consideration.

D. LeMetre     Perfect. Thanks, Bob. Congratulations, all.

B. Daretta     Thank you.

H. Short       Next question, please.

Coordinator    Rick Weiss of Bear Stearns, you may ask your question.

R. Weiss Good morning, everybody. A couple of questions. First, can you help us better understand the synergies in terms of selling points for Natrecor?

               Obviously, Natrecor, a heart failure drug, the primary call point I assume is the heart failure doctors and the ER doctors. Can you help us understand how J&J leverages that call, and maybe talk in more detail about the magnitude of the sales force today and where you see the sales force going over the next year or two for Scios? Thank you.

H. Short       Chris will address that first.

C. Poon Yes, let me address it first, and then Dick I'm sure will want to add in. Rick, as you know, our Centocor sales force in cardiovascular has great penetration and relationships in the emergency rooms, great coverage there, which is probably an area that is still unexplored. The other sales force synergy that's a possibility is certainly our Ortho biotech organization called in the critical care units in a pretty substantial way. Again, this is where we would probably see a lot of acute heart failure patients, where that call could add a lot of synergy. I think again, not having worked through any of these details, we won't do that until closing, I think you can imagine that there's already a lot of opportunity that we can see with established relationships through our own Centocor and Ortho biotech sales forces.

R. Weiss Maybe just a follow-up on that, Chris, or whoever wants to address it. p38's obviously a key part of the value here as well. When will we see the Phase IIa data? Chris, I think you said that you're going to work to accelerate these programs. What does that mean, and can you help us understand the implications of your statement there?

C. Poon Yes, let me shoot that to Dick, who I think can speak to the timing of the most advanced compounds.

D. Brewer      The Phase IIa data top line will be on our April conference call.

R. Weiss       In terms of the acceleration?

C. Poon Well, you know, in terms of the acceleration I think that, as you know, we go step by step, milestone by milestone. Given where the development program for this compound, but frankly for the compound also in Phase I and pre-clinical, I think the resources of our development and manufacturing organizations could help a lot to make sure that we don't miss a beat in terms of moving this thing through development.

D. Brewer      Chris, if I may I'd like to address the synergies that might exist on the Natrecor side as well.

C. Poon        Absolutely.

D. Brewer      Rick, your question related to synergies on Natrecor's sales and marketing efforts associated with J&J's, and one of the things that I'd like to point out is that we are currently focused on a relatively small number of hospitals that treat the majority of patients. But it is possible with a larger group to go out and penetrate more hospitals than we're currently able to get to. In addition to that, if it makes sense, and in some areas it does, calling on internists would be a big help in terms of moving patients into the hospital and having them treated with Natrecor.

               As Chris pointed out, focusing on the emergency department is something that is really vital for us and is something that we are focusing on right now. Theoretically we could do that. Again, none of these plans have been worked out exactly yet, but theoretically we could do that with a lot more firepower with the J&J sales machine behind us.

R. Weiss       Thanks so much.

D. Brewer      Thank you.

H. Short       Next question?

Coordinator    Glen ..., you may ask your question.

Glen Hi, folks. Firstly, a question to Bob. You did give a $0.05 theoretical dilution number on 2004 but you never have provided guidance before on 2004. The consensus, I think, is at $2.97. We're at $2.94. Is there any way you're going to provide us any sort of broad guidance on where EPS should be ending up for 2004?

B. Daretta     Not today. It is, I'm sure you noticed also, a nickel dilution in the current year. Despite that dilution, we're standing by the consensus estimates that we've discussed previously.

Glen Okay, so what about just providing broader guidance like low-teens, mid-teens, that type of deal? Could you do that?

B. Daretta     Not at this stage. Obviously, as we move into the year we'll begin to be more specific regarding next year's expectations.

Glen The next question, which relates really to Dave and Dick. I can't seem to get away from you guys, but am glad to see you back.

M              Thanks, Glen.

Glen There's obviously the article today in the Wall Street Journal, and then there was some additional open studies that were being done on Natrecor and some data was supposed to come out in the first quarter. I don't know if they're at all connected. But maybe you can talk to that story and talk to the data that J&J has seen recently.

C. Poon Dick, let me just introduce that, and then I'll pass it back to you. Of course we have been aware of this data, an abstract publication. I'm not sure what you'd want to call it. As you can imagine, we have studied this issue very closely. In the end we concur with the FDA's own findings.

               The FDA obviously has looked at the full database. The FDA Cardiovascular and Renal Advisory Committee voted unanimously to approve Natrecor without any cautions for mortality. I think the real issue is that apart from what data might have been available to the investigators, certainly ourselves in our due diligence and certainly the FDA in their review had access to all the data, and we both came to the same conclusions. If Dick and George want to add to that, that's fine.

D. Brewer      I'm going to ask George Schreiner to address that, if I may.

G. Schreiner   I'd like to expand on this just a bit. It should be made aware to everybody that this does not represent new data. What this represents was a reinterpretation of data that was in the public domain that the FDA has already analyzed and a conclusion was obtained by selectively deleting certain populations of patients and reinterpreting events that allowed this investigator to make these claims in the form of a poster.

               This was not original clinical research. This arose from no personal experience. It was simply a counter to the review that the FDA had already conducted exhaustively on a much broader range of patients, and that review had demonstrated that this drug was not only highly effective but in fact safe.

               I should further add that this was done on less than 700 patients. Our experience of several thousands of patients in the ADHERE database registry as well as in hospital registries as well as the fueled experience obtained by over 100,000 patients who have responded to this drug have clearly demonstrated that it is safe and highly effective. So this was a much ado about nothing, this abstract.

Glen What about any additional data on earlier intervention with Natrecor? Wasn't there supposed to be some data available in the first quarter as well?

G. Schreiner   The principal data that will be made available in the first quarter will be some of the outcomes of the FUSION I trial, which was outpatient therapy post discharge. There are analyses underway from the heart failure database in ADHERE looking at early intervention, but those analyses have not yet been made public.

Glen           Can we assume that J&J has seen the FUSION I data?

G. Schreiner   Yes.

Glen           Thank you very much. Congratulations.

H. Short       Next question?

Coordinator    Kurt Kruger of Bank of America, you may ask your question.

K. Kruger      Hi. Thank you. Could I ask three questions? One is, Dick, you had deflected, I think, Dan's question earlier about the upside. We don't necessarily want to hear the exact number but could you talk in terms of is it 10%, 20% up from basic consensus estimates?

               Then if I could ask Bob or Helen, you said that you neutralized this dilution. Would that be based on any kind of cost synergies or expense synergies or was it due to drug coated stent upside? Then if I could ask Chris to elaborate on the diagnostic test, Chris or Dick, to elaborate a little bit more on the diagnostic test.

D. Brewer      Kurt, with regard to the upside I really can't give you much help there, because we really haven't had a chance to sit down with our partners at Johnson & Johnson and work through our plans. Until we have an opportunity to do that, it's really not possible for me to tell you what kind of upside I see in terms of the $160 million to $170 million that we plan for 2003.

B. Daretta     Kurt, on the second point, the funding of the dilution is not associated with cost synergies that come about through the merger of Johnson & Johnson and Scios. It is a reflection of some Cypher upside that was not built into the 262 as we had anticipated making such investments and also some strength in other portions of our business. Those are the sources.

K. Kruger      Thanks.

C. Poon Dick, you may want to comment on your diagnostic test and your intellectual property there.

D. Brewer      Well, George would like to talk about the medical-end
               applications of the test.

G. Schreiner   We see a potential major expansion in the use of our diagnostic test for heart failure. This is a test that measures plasma B&P levels that is turning out to be an extremely accurate reflection of the degree to which the heart is experiencing stress. After therapy with Natrecor, for example, physicians are observing that the endogenous level of BNP, the stress hormone, goes down quite strikingly.

               You have heard that we have a major initiative in looking at outpatient therapy of heart failure using the FUSION I and eventually a larger FUSION II trial. This of course is not currently within label but we are conducting the appropriate studies to potentially make it eligible for a label extension. As we pursue this route the use of this diagnostic test will become extremely important for determining efficacy of this sort of intervention as well as for changing dosage recommendations for the outpatient administration of Natrecor.

               If we combine the use of Natrecor with devices that can apply this drug continuously in the setting of patients with severe heart failure this test will also be extremely viable as a diagnostic for charting the response of the patient to these kind of infusions. We see the clinical uses for this test if the clinical research proceeds as planned as extending far beyond point-of-care diagnostics in the emergency room, but really dealing with all facets of a therapy of what is now the single largest category of cardiac disease patients in the country.

K. Kruger      Thank you.

H. Short       Next question, please?

Coordinator    Glen Navarro of Credit Suisse First Boston, you may ask your question.

G. Navarro     Yes, two questions. One, can you elaborate on the European approval process for the drug? Also, I believe the drug is partnered with GlaxoSmithKline. Is that agreement staying in place? How does J&J and Scios benefit from sales outside the U.S.? For Bob, if you can just elaborate on the charge. It seems like it's a big number for an R&D in-process charge. Is there any way you can give us a little bit more detail on that charge? Thanks.

D. Brewer      This is Dick Brewer. Let me elaborate on the European approval process with Glaxo. They filed for approval at the end of the third quarter and are expecting to be approved in the second quarter of 2004. As far as we know they're on track for that to happen.

G. Navarro     Why such a long approval process? They filed it in the third quarter of 2002?

D. Brewer      That's correct, they did. That's pretty much standard, as we understand it at least from what Glaxo tells us.

B. Daretta     Glen, it's Bob. I really don't have much else to add. Obviously at this point the $700 million is only an estimate. It has to be confirmed through the use of third party evaluators. We think it's a reasonable estimate.

               Frankly, it could move in either direction depending upon how the pipeline develops over the course of the intervening months between now and close.

G. Navarro     Just one last question. Back to J&J and Scios, how do they participate in the sales outside the U.S.? Does Glaxo have the right in Europe and everywhere outside the U.S., or will J&J and Scios be affiliated in specific countries outside the U.S.?

C. Poon Our understanding is that GSK has the right in Europe, and this transaction will not affect that right. But rights outside of Europe would be shared by ourselves and Scios.

D. Brewer      That's correct, Chris.

G. Navarro     Are there any plans for filing in countries outside of Europe in the near term?

C. Poon Again, to be honest, Dick and I have not gotten together and worked through those challenges yet.

G. Navarro     Fair enough. Thank you.

H. Short       Next question, please?

Coordinator    Steve Slaughter of UBS Global Asset Management, you may ask
               your question.

S. Slaughter   Hi. I would be interested in understanding what the current commercial sales force is promoting Natrecor here in the U.S.
               If memory serves me


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               correctly, that was a third party that had developed that sales force for you. Is that going to be pulled back into the J&J family now?

H. Short       Bob Daretta is going to address that.

D. Brewer      I can address that if you'd like. We have 172 reps currently selling Natrecor in the United States. They are fully Scios sales representatives. We did have some help early on in recruiting with Innovex, but since that time we have pulled these reps into our own camp and they are our own sales force.
               They are solely responsible for selling Natrecor and have been responsible for the good job to date.

S. Slaughter   Great. As a follow-on, the BNP diagnostic test that's currently point of care, and I guess some folks were working on platform opportunities there, are we clear that the two sub-licensees are non-exclusive sub-licensees at this point in time?

M. Hooper      This is the General Counsel, Matt Hooper. I can briskly comment on the fact that there are existing licensees and the licenses that we have are semi-exclusive at the present time.

S. Slaughter   Does that preclude a J&J point of care test going forward?

M. Hooper      To be honest with you, we're in the process of evaluating that question with J&J.

S. Slaughter   Great. Thanks very much.

D. Brewer      Thank you.

Coordinator    Scott Wilkin of SG Cowen, you may ask your question.


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                                                                             19



S. Wilkin      My question has been answered. Thank you.

Coordinator    Mike Weinstein of JP Morgan, you may ask your question.

M. Weinstein   Thank you and congratulations, everybody, on the transaction.
               Just to start, I just want to be clear, Chris, maybe you can answer this first. The data from the IIa trial and on the p38 kinase, you guys have seen that?

C. Poon We have seen what has been available. I'd also just like to maybe make clear, and certainly George and Dick can expand on this, this p38 program is actually a number of compounds. This Phase IIa compound is certainly the most advanced. My understanding is it's advanced farther than any other p38 kinase out there. There are backup compounds in Phase I and I think another compound about to move into Phase I. I think this family of compounds, we've obviously seen all the data that is available and as the months go by we should begin to see more.

M. Weinstein   If the lead compound is successful what do you model in for a time to market?

C. Poon You know, we don't project those right now. It's just too early.

G. Schreiner   This is George Schreiner from Scios. I'd like to expand a
               little bit upon this. We have developed the most profound insight right now into the structure activity relationship of the p38 kinase inhibitors that have provided a combination of potency and the selectivity that has allowed us to avoid many of the issues that have affected other companies programs. We have as part of that expertise developed molecules, as Chris has pointed out, that are even more potent and even more selective than 469. Quite frankly, we had reached the limit of our resources that we could devote to a drug development program that clearly has implications far beyond rheumatoid arthritis.


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                                                                             20



               What makes this partnership, this merger so attractive to those of us in research is that a program with enormous potential that really requires the kinds of resources that a company like Johnson & Johnson can put behind it is finally going to be unleashed. We are very, very excited not only about the resources that can be put behind 469 but also our capacity to immediately put into clinical testing several other classes of compounds with different characteristics that can also be adapted for different potential clinical uses. This is something that has gotten research and development extremely enthusiastic about this merger.

D. Brewer      This is Dick Brewer. Let me just put an exclamation point
               behind what George said. These advanced molecules that George is talking about really do represent second generation products. This is important because if we're successful with Johnson & Johnson in developing our p38 kinase program this promises to be a multi-billion dollar opportunity.

               We want to make sure that we are able to continue that and to develop other indications should those come before us and to constantly stay ahead of the game. The way to do that is to have more than one compound in development. As George rightly pointed out, we can only do so much as a small biotech company, and we're looking forward to the synergies that can be developed with Johnson & Johnson on this regard.

M. Weinstein   Can I just switch gears for one minute and spend a minute on the FUSION and FUSION II trials? Maybe just for the benefit of everybody here who didn't cover Scios but covers J&J, if you could just educate us on what do you think we learned from the FUSION trial about potential outpatient opportunities. I think
               I understand the design of that trial. Then maybe if you could spend a minute on the FUSION II trial as you're anticipating it. Thanks.

M Yes. The principal role of the FUSION I trial was to demonstrate dose ranging safety and tolerability of Natrecor given to patients in the outpatient setting, in this case immediately post-discharge, for the treatment of congestive heart failure. The patients were sick patients who had been into the hospital at least twice previously in the preceding twelve months, and these were patients for whom there is a high incidence of events ranging from mortality to repeat hospital admissions. The study was not powered to provide efficacy, but a broad menu of potential efficacy read-


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                                                                             21



               outs were put into the study in order to give us trends that we could expand into a larger outpatient trial.

               It should be noted that we have definitely determined that there is a great need for outpatient intervention in a disease that still has a five-year mortality rate exceeding 50%. Many physicians have been uncomfortable with the current therapies because they have not, in fact, been validated or brought before the FDA for approval or subjected to randomized, clinically controlled trials. Scios has determined to take the high road on this and to perform a series of studies that will conform to the most rigorous standards for clinical development in order to determine if there is a utility for this sort of intervention with intermittent infusions with Natrecor.

               To that end, the FUSION I, although the final details will be discussed later, we have already noted that it was extremely well tolerated in doses up to and including the standard dose that is currently being used for inpatient treatment of heart failure. That data was extremely reassuring to us in a reasonably large sized trial of 210 patients. We are still analyzing the outcome data, and in FUSION II we will take the optimum dosing regimen that we have determined and couple that with a series of potential efficacy outcomes that will be discussed with the FDA. With their approval, we will go forward in order to maximize the possibility of determining some clinical therapeutic effectiveness for this approach to the treatment of heart failure.

               As Dick has already mentioned, if we are successful this is certainly equal if not superior to the projected uses of this compound within the hospitals. We see this not just as a potentially large market but as a potentially large medical need because there are more than five million of these patients, as Chris Poon has already pointed out. Especially as they enter into Stage III and Stage IV of their disease, there is very little that can be done for them except for this round-robin process of repeated hospitalizations and progressive deterioration. If we can impact this in any way with this new paradigm for the treatment of heart failure, we'll have a very large impact on the practice of medicine in this area.

H. Short       Thank you. Eric, we'll take one more question.


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                                                                             22



Coordinator    Frank Bianco at McMann Securities, you may ask your question.

F. Bianco      Good morning. Can you confirm for us whether the change of control poster triggered on the bonds? I also have three quick follow-up questions.

J. Crisan      This is John Crisan with Johnson & Johnson. The change in
               control would be triggered on the bonds and they would have the ability to put them to us if they desired.

F. Bianco      Thank you. Any breakup fees?

M That'll be outlined in the merger agreement, which will be available shortly.

F. Bianco      Any contingencies not mentioned in the press release that we should be aware of?

M Normal and customary, but that'll be outlined in the merger agreement that you'll receive shortly.

F. Bianco      The last is somewhat technical. It's regarding the bonds again.
               The escrow, the four, five interest payments left to be paid out in escrow, will they be paid out as well?

M I'm not sure we're really in a position to give you that level of detail at this stage.

F. Bianco      Thank you.


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                                                                             23



H. Short Thank you very much for your interest. We appreciate you all participating on such short notice. We wish you a nice day.